SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                            FORM 8-K

                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
                Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) June 2, 1998





                           CPI CORP.
________________________________________________________________
  (exact name of registrant as specified in its charter)



    Delaware                  0-11227              43-1256674
________________________________________________________________
(State or other jurisdiction (Commission file   (IRS Employer
 of incorporation)             Number)       Identification No.)




1706 Washington Avenue, St. Louis, Missouri        63103-1790
_________________________________________________________________
(Address of principal executive offices)            (Zip code)




Registrants' telephone number, including area code (314) 231-1575
_________________________________________________________________




_________________________________________________________________
(Former name or former address, if changes since last report.)

ITEM 5.  OTHER EVENTS

On June 2, 1998 CPI Corp. issued the following press release:

     CPI CORP. ANNOUNCES FIRST QUARTER RESULTS

     - Diluted EPS loss of 5 cents versus prior-year loss of 21 cents
     - Sales up 4.5%, but operating earnings down due to higher portrait studio expenses
     - Prints Plus segment shows improvement

     St. Louis, MO., June 2, 1998 - CPI Corp. (NYSE - CPY) today reported a 1998 first-quarter net loss of $506,000 (5 cents per share, diluted), compared to a loss of $2.4 million (21 cents per share, diluted) in the 1997 first quarter. Among other factors, the current quarter included a pre-tax gain of $1.2 million (pro-rata amortization of the $10 million received in connection with the 2-year Kodak noncompete agreement), while the 1997 quarter included a pre-tax loss of $1.8 million from the company's minority interest in the Fox Photo, Inc. joint venture. In the 1998 quarter, there were 15.4% fewer weighted average shares outstanding (on a diluted basis) than in the 1997 first quarter, due to the repurchase of 2.0 million common shares in January 1998.

     First-quarter sales increased 4.5%, to $73.4 million from from $70.2 million, as the Portrait Studio and Wall Decor segments recorded revenue gains of 3.6% and 9.2%, respectively. Operating earnings declined to $776,000 from $1.6 million, however, as increased operating expenses resulted in a $1.2 million reduction in portrait studio profits. Wall Decor recorded the first year-to-year bottom-line improvement in ten quarters with a first-quarter operating loss of $866,000 compared to 1997's quarterly loss of $1.3 million.

     Sales for the 53 weeks ended May 2, 1998 were $369.9 million versus $432.5 million reported for the 52 weeks ended April 26, 1997, with the reduction due mainly to the absence of photofinishing sales in the recent period. Net earnings were $14.6 million compared to $14.1 million in the prior period, which included a $3.9 million after-tax gain on the Fox joint venture transaction, partially offset by losses from the company's minority interest in Fox. Diluted earnings per share were $1.27 compared to $1.08 in the prior period.

     Discussing first quarter results, Alyn V. Essman, chairman and chief executive officer, said, "Sales in the Sears Portrait Studios increased to $60.1 million compared to the prior year's $58.1 million, with year-to-year gains continuing in the post-Easter period. Operating earnings declined to $1.6 million from $2.8 million, however, due to increased employment, advertising and depreciation expenses. The year will continue to require investment as we roll out the latest technology developments and introduce new marketing programs which we expect will drive future growth in sales and earnings."

     Continuing, Essman said, "Our Prints Plus segment recorded a 9.2% first-quarter sales increase to $13.2 million from $12.1 million, with much of the gain due to new product introductions. Operating losses declined by 30.9%, mainly the result of incremental profits from the higher revenues, despite somewhat higher expenses. While we don't expect to sustain the first-quarter growth rate, we anticipate moderate sales gains throughout the year as a result of focused efforts to improve operations."

     This release contains certain "forward looking statements" that are subject to risks and uncertainties. The company's actual results and performance could differ materially from those anticipated depending on, among other things, the company's ongoing ability to develop and introduce attractive new products, the effectiveness of marketing activities of major competitors, and the overall level of economic activity in the company's major markets.

     CPI is a consumer services company with $366.7 million in fiscal 1997 sales from continuing operations, operating approximately 1,200 retail locations, including 1,027 Sears Portrait Studios in the U. S., Puerto Rico and Canada and 154 Prints Plus wall decor stores.

CPI CORP.
CONDENSED STATEMENTS OF EARNINGS - FOR THE 12 WEEKS ENDED
MAY 2, 1998 AND APRIL 26, 1997 (in thousands of dollars except per share amounts) (Unaudited)
                                  12 Weeks Ended
                              ----------------------
                               05/02/98    04/26/97
                              ----------  ----------
Net Sales:
  Portrait studios            $  60,145   $  58,074
  Wall decor                     13,209      12,100
  Photofinishing                      -           -
                              ----------  ----------
   Total net sales            $  73,354   $  70,174
Operating earnings:
  Portrait studios            $   1,642   $   2,843
  Wall decor                       (866)     (1,254)
  Photofinishing                      -           -
                              ----------  ----------
   Total operating earnings         776       1,589
General corporate expense         2,578       3,033
                              ----------  ----------
Income (loss) from operations    (1,802)     (1,444)
Net interest expense                229         595
Interest in joint venture loss        -       1,849
Gain (loss) on sale of
  interest in Photofinishing
  segment                             -           -
Other income                      1,253          61
                              ----------  ----------
Earnings (loss) from
  operations before income
  taxes                            (778)     (3,827)
Income tax expense (benefit)       (272)     (1,416)
                              ----------  ----------
Net earnings (loss)           $    (506)  $  (2,411)
                              ==========  ==========
Earnings (loss) per common
  share:
    Diluted                   $   (0.05)  $   (0.21)
    Basic                     $   (0.05)  $   (0.21)
Weighted average number of
  common and common equivalent
  shares outstanding:
    Diluted                       9,920      11,726
    Basic                         9,920      11,726


CPI CORP.
CONDENSED STATEMENTS OF EARNINGS - FOR THE 53 WEEKS ENDED
MAY 2, 1998 AND THE FIFTY-TWO WEEKS ENDED APRIL 26, 1997 (in
thousands of dollars except per share amounts) (Unaudited)
                               53 Weeks    52 Weeks
                                 Ended       Ended
                              ----------  ----------
                               05/02/98    04/26/97
                              ----------  ----------
Net Sales:
  Portrait studios            $ 305,736   $ 291,054
  Wall decor                     64,144      63,061
  Photofinishing                      -      78,425
                              ----------  ----------
   Total net sales            $ 369,880   $ 432,540
Operating earnings:
  Portrait studios            $  43,396   $  33,993
  Wall decor                       (576)      2,815
  Photofinishing                      -       2,157
                              ----------  ----------
   Total operating earnings      48,820      38,965
General corporate expense        14,980      17,443
                              ----------  ----------
Income (loss) from operations    27,840      21,522
Net interest expense              1,635       3,395
Interest in joint venture loss    1,455       2,333
Gain (loss) on sale of
  interest in Photofinishing
  segment                        (4,189)      6,180
Other income                      3,385         363
                              ----------  ----------
Earnings (loss) from
  operations before income
  taxes                          23,946      22,337
Income tax expense (benefit)      9,328       8,265
                              ----------  ----------
Net earnings (loss)           $  14,618   $  14,072
                              ==========  ==========
Earnings (loss) per common
  share:
    Diluted                   $    1.27   $    1.08
    Basic                     $    1.30   $    1.09
Weighted average number of
  common and common equivalent
  shares outstanding:
    Diluted                      11,509      13,027
    Basic                        11,239      12,915


CPI CORP.
CONDENSED BALANCE SHEETS - FOR MAY 2, 1998 AND
APRIL 26, 1997 (in thousands - unaudited)

                                        MAY 2,       APRIL 26,
                                         1998          1997
                                     -----------   ------------
Assets

  Current assets:
   Cash and short-term investments   $    6,787    $     9,817
   Other current assets                  78,801         44,514
  Net property and equipment            121,311        129,014
  Investment in Fox joint venture             -         46,257
  Other assets                            9,403          4,072
                                     -----------   ------------
    Total assets                     $  216,302    $   233,674
                                     ===========   ============


Liabilities and stockholders' equity

  Current liabilities                $   36,973    $    42,866
  Long-term obligations                  59,501         44,889
  Other liabilities                      17,721         10,211
  Stockholders' equity                  102,107        135,708
                                     -----------   ------------
    Total liabilities and
      stockholders' equity           $  216,302    $   233,674
                                     ===========   ============


                           SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                          CPI CORP.
                                        (Registrant)





                             /s/  Barry Arthur
                                 -----------------------------
                                  Barry Arthur
                                  Authorized Officer and
                                  Principal Financial Officer


Dated:  June 5, 1998

























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